Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-108335, No. 333-132440 and No. 333-164428) of the Amended and Restated 2003 Stock Incentive Plan of Ashford Hospitality Trust, Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 20, 2014